Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Reports Preliminary Third Quarter Fiscal

2016 Financial Results

Santa Clara, Calif. (December 7, 2015) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported preliminary financial results for the third quarter of fiscal 2016, ended October 31, 2015, and reported updated preliminary financial results for the second quarter of fiscal 2016, ended August 1, 2015. The preliminary financial information presented in this press release has not been reviewed by an independent registered public accounting firm. See “Financial Information Is Preliminary and May Be Subject to Change” below.

Key Third Quarter of Fiscal 2016 Financial Highlights (Preliminary)

•	Revenue: Q3 FY 2016, $674 Million

•	GAAP Net Loss: Q3 FY 2016, ($62) Million

•	GAAP Loss Per Share: Q3 FY 2016, ($0.12)

•	Non-GAAP Net Income: Q3 FY 2016, $28 Million

•	Non-GAAP Diluted EPS: Q3 FY 2016, $0.05

•	Free Cash Flow: Q3 FY 2016, $54 Million

•	Restructuring and other related charges of $46 Million

•	Cash and ST Investments: $2.3 Billion

Third Quarter of Fiscal 2016

Revenues for the third quarter of fiscal 2016 were $674 million, down approximately 5 percent from $711 million in the second quarter of fiscal 2016, ended August 1, 2015, and down approximately 28 percent from $930 million in the third quarter of fiscal 2015, ended November 1, 2014.

In the third quarter of fiscal 2016, storage revenue declined 16% sequentially reflecting lower demand from HDD customers but was offset slightly by better-than-expected SSD controller sales. Networking revenue in the third quarter of fiscal 2016 declined 8% sequentially reflecting continued weak demand for enterprise networking products while mobile and wireless revenue grew 15% sequentially on stronger smartphone demand, particularly in the low-end. We are restructuring the mobile business as it relates to mobile handsets only. The Company anticipates mobile handset platform-related revenue to decline through fiscal year 2017 due to the restructuring actions announced on September 24, 2015. The Company is in the process of assessing which transactions should be considered as “pull-in” transactions for which revenue is properly recognized in a quarter but would have been expected to be received and earned in the subsequent quarter. This process includes continued assessment of the amount of revenue recognized in the second quarter of fiscal 2016 derived from pull-in transactions, which is subject to the Audit Committee’s investigation. Although the Company believes revenue attributable to “pull-ins” was properly recognized in the second and third quarters of fiscal 2016, the amount of “pull-ins” has had an impact on the revenue attributable to each such quarter.

The U.S. GAAP net loss for the third quarter of fiscal 2016 was ($62) million, or ($0.12) loss per share compared with a GAAP net loss of ($403) million, or ($0.78) loss per share, for the second quarter of fiscal 2016, and GAAP net income of $115 million, or $0.22 per share (diluted), for the third quarter of fiscal 2015.

Non-GAAP net income for the third quarter of fiscal 2016 was $28 million, or $0.05 per share (diluted), which included adjustments of approximately $90 million including: $46 million for restructuring related to the mobile handset platform business, $31 million for share-based compensation, $6 million for litigation reserves and approximately $6 million for other items. By comparison, non-GAAP net income for the second quarter of fiscal 2016 was $62 million, or $0.12 per share (diluted), which included adjustments of approximately $465 million including; $395 million for litigation reserves, $37 million for share-based compensation, $27 million in restructuring expense which includes a $14 million write-down of inventory related to the mobile handset platform business, and approximately $7 million for other items. Non-GAAP net income for the third quarter of fiscal 2015 was $155 million, or $0.29 per share (diluted), which included adjustments of approximately $40 million including; $34 million for share-based compensation and approximately $6 million for other items. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes contained in this press release for more details.

Marvell reports net income, basic and diluted net income per share, in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended October 31, 2015, August 1, 2015, and November 1, 2014 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of share-based compensation, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, estimated litigation reserves and settlements, and certain one-time expenses and benefits that are driven by discrete events that management does not consider to be directly related to Marvell’s core operating performance.

GAAP gross margin percentage for the third quarter of fiscal 2016 was 43.3 percent, compared to (7.3%) for the second quarter of fiscal 2016 and 51.1 percent for the third quarter of fiscal 2015.

Gross margin percentage was impacted in the third and second quarters of fiscal 2016 by restructuring and other related charges of $10 million and $14 million, respectively, an additional $6 million in litigation reserves for the third quarter and $383 million in litigation reserves in the second quarter. Excluding the impact of these and other items, the non-GAAP gross margin percentage for the third quarter of fiscal 2016 was 46.1 percent, compared to 48.9 percent for the second quarter of fiscal 2016 and 51 percent for the third quarter of fiscal 2015. The third quarter GAAP and Non-GAAP gross margin percentages were negatively impacted due to a higher mix of lower margin mobile-related revenues. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes at the end of this press release for more details.

Operating expenses on a GAAP basis for the third quarter of fiscal 2016 were $354 million, or 3% lower compared with $366 million in the second quarter of fiscal year 2016, and 1% lower compared to $360 million in the third quarter of fiscal 2015.

Excluding the impact of the restructuring charges of $35 million and $13 million in the third and second quarter of fiscal year 2016, respectively, $12 million of additional litigation reserves in the second quarter as well as other items which are included in operating expenses, non-GAAP operating expenses were $283 million in the third quarter compared to $300 million in the second quarter, a 6% decline and $319 million in the third quarter of fiscal 2015, an 11% decline. Refer to the GAAP to Non-GAAP reconciliation and related footnotes contained in this press release for more details.

Shares used to compute GAAP net income per diluted share for the third quarter of fiscal 2016 were 505 million shares, compared with 516 million shares in the second quarter of fiscal 2016 and 520 million shares in the third quarter of fiscal 2015.

Shares used to compute non-GAAP net income per diluted share for the third quarter of fiscal 2016 were 519 million shares, compared with 533 million shares for the second quarter of fiscal 2016 and 533 million shares for the third quarter of fiscal 2015.

Cash flow from operations for the third quarter of fiscal 2016 were $67 million, compared to $27 million in the second quarter of fiscal 2016 and $181 million reported in the third quarter of fiscal 2015. Free cash flow for the third quarter of fiscal 2016 was $54 million, compared to the $3 million in the second quarter of fiscal 2016 and the $154 million reported in the third quarter of fiscal 2015. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of technology licenses reported under investing and financing activities in the consolidated statement of cash flows.

Under the company’s authorized share repurchase program, Marvell repurchased approximately 18 million shares for a total of $239 million in the third and second quarters of fiscal 2016. The remaining authorized amount for share repurchases at the end of the third quarter of fiscal 2016 was approximately $183 million. Marvell paid a quarterly dividend of $0.06 per share on October 22, 2015 to all shareholders of record as of October 8, 2015. On December 1, 2015, Marvell’s Board of Directors declared a quarterly dividend of $0.06 per share to all shareholders of record on December 16, 2015.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the completion of the restructuring of the mobile handset platform business, the best interests of its shareholders, its results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Key Second Quarter of Fiscal 2016 Preliminary Financial Highlights (Updated)

•	Revenue: Q2 FY 2016, $711 Million

•	GAAP Net Loss: Q2 FY 2016, ($403) Million

•	GAAP Loss Per Share: Q2 FY 2016, ($0.78)

•	Non-GAAP Net Income: Q2 FY 2016, $62 Million

•	Non-GAAP Diluted EPS: Q2 FY 2016, $0.12

•	Free Cash Flow: Q2 FY 2016, $3 Million

•	Cash and ST Investments: $2.3 Billion

In the second quarter of fiscal 2016 the Company recorded litigation reserves of $395 million. Excluding this item, the impact of restructuring and other related charges of $27 million which includes a $14 million write-down of inventory related to the mobile handset platform business, and other non-GAAP adjustments, the Company reported non-GAAP net income of $62 million or $0.12 per share in the second quarter of fiscal 2016. Refer to the GAAP to non-GAAP reconciliation and related footnotes contained in the press release for more information.

On September 11, 2015 Marvell released a preliminary statement of operations for the second quarter of fiscal 2016, ended August 1, 2015 and announced that the Audit Committee of the Company’s Board of Directors was conducting an independent investigation of certain accounting and internal control matters in the second quarter of fiscal 2016, which is further described below.

Due to the Company’s delayed filing of its Form 10-Q, the Company is obligated to continue to adjust its financial results to account for subsequent activities (Type 1 subsequent events) occurring after September 11, 2015. For the second quarter of fiscal 2016, adjustments that have been recorded to the Company’s preliminary financial results due to the delayed filing as a result of matters occurring after September 11, 2015 comprise a $15 million charge that includes a write down of inventory primarily associated with certain products for the mobile handset platform business that the Company announced it was restructuring, $2.1 million of additional other charges and a $3.5 million reduction in income tax benefit. Accordingly, the Company’s GAAP net loss and GAAP diluted loss per share for the second quarter of fiscal 2016 are approximately ($21) million and ($0.04) more than previously reported respectively.

Financial Information Is Preliminary and May Be Subject To Change

The unaudited interim financial information presented in this press release is preliminary and has not been reviewed by an independent registered public accounting firm. Due to the Company’s delayed filing of its Form 10-Q, the Company is obligated to continue to adjust its financial results for the second and third quarters of fiscal 2016 to account for subsequent activities (Type 1 subsequent events) occurring after the release of this press release. As noted above, the Company’s net loss and net loss per share for the second quarter of fiscal 2016 increased as compared to the Company’s GAAP net loss and net loss per share announced on September 11, 2015 to account for subsequent events. As a result, if the Company reports information about the second and third quarters of fiscal 2016 in the future, and when Marvell files its Quarterly Reports on Form 10-Q for these periods, the financial statements are likely to differ from the results disclosed in this press release, and the differences may be material. The final financial results reported for these periods may also differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm. Refer to the GAAP and non-GAAP related footnotes contained in the press release for more information.

Audit Committee Investigation and Related Matters

Marvell’s Audit Committee is conducting an independent investigation of certain accounting and internal control matters. The investigation generally includes a review of certain revenue recognized in the first and second quarters of fiscal 2016 and the fourth quarter of fiscal 2015, the accrual of a litigation reserve, and the initial assertion by the Company’s CEO and Chairman of ownership of certain patent rights related to his Final-Level Cache invention and his later assignment of associated patent applications to the Company. The Audit Committee is also reviewing disclosure concerning the foregoing matters and related circumstances, and whether senior management’s operating style during the relevant periods resulted in an open flow of information and communication to set an appropriate tone for an effective control environment. With respect to revenue recognition, the investigation to date has focused on and has been limited to revenue recognized in the first and second quarters of fiscal 2016 and the fourth quarter of fiscal 2015 with respect to transactions that, based upon the original customer request date, would have been received and earned in the subsequent quarter, and accordingly became no longer available for receipt in such subsequent quarter. It is common for governmental agencies to open investigations in these circumstances and the Company has been contacted by the Securities and Exchange Commission and the United States Attorney’s Office regarding the Audit Committee investigation. The Company is cooperating voluntarily with the requests of these agencies relating to matters subject to the Audit Committee’s investigation and certain other matters in hopes of resolving their inquiries in a timely fashion.

NASDAQ Compliance Plan

Marvell announced on September 14, 2015 that it received a notice from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Marketplace Rule 5250(c)(1) because the Company has not timely filed its Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015. On December 1, 2015, Marvell received notification from NASDAQ that, in response to the previously filed compliance plan, it has granted the Company an extension of time to March 8, 2016 to regain compliance with continued listing requirements, including with respect to filing its Form 10-Q for third quarter of fiscal 2016, which will be due December 10, 2015 but which will not be filed timely as a result of the Audit Committee’s investigation and discussions with accounting firms in connection with the Company’s ongoing process to engage a new independent registered public accounting firm. Marvell intends to take all necessary steps to achieve compliance with the NASDAQ continued listing requirements as soon as practicable.

Carnegie Mellon University Litigation

As previously disclosed, in May of 2014, CMU obtained a judgment against the Company from the U.S. District Court (W.D. Pennsylvania) in the amount of approximately $1.54 billion (plus an ongoing royalty) based on patent infringement claims, which decision was appealed to the Federal Circuit. On August 4, 2015, a panel of the Federal Circuit (“Panel Decision”) affirmed on liability and royalty rate (50 cents per chip), affirmed denial of laches, reversed on willfulness and related enhancement, affirmed on the portion of the royalty base attributable to chips imported into the U.S., vacated the portion of the royalty base attributable to chips not imported into the U.S., and remanded for a partial new trial on the location of the Company’s remaining sales, namely, whether additional sales of chips that did not enter the U.S. were “U.S. sales.” Both parties sought a rehearing en banc by the entire Federal Circuit, which was denied by the Federal Circuit on November 17, 2015, except that the Federal Circuit held any decision on willfulness and enhancement in abeyance pending the Supreme Court’s decision in Halo Electronics, Inc. v. Pulse Electronics, Inc ., 769 F.3d 1371 (Fed. Cir. 2014) cert. granted, No. 14-1513, 2015 WL 3883472 (U.S. Oct. 19, 2015) and Stryker Corp. v. Zimmer, Inc., 782 F.3d 649 (Fed. Cir. 2015) cert. granted, No. 14-1520, 2015 WL 3883499 (U.S. Oct. 19, 2015).

The Company will be seeking review of the Panel Decision by the U.S. Supreme Court, and in any event several issues remain in dispute that could materially affect damages ultimately awarded to CMU. Pending further legal developments, however, the Company has been accounting for its damages exposure based on the Panel Decision and the reserve for this litigation is included in the litigation reserves discussed above. Additional royalties would accrue on continuing sales after November 1, 2015 through expiration of the relevant patents on April 3, 2018. The amount of such future royalties may vary substantially and may be materially affected by, among other potential factors, the total level of the Company’s sales, the customer mix for such sales, and the variability in U.S. importation rates for such customers, and accordingly, the Company cannot reliably estimate such future royalty payments. The Company has established a litigation reserve covering such estimated royalties on sales of chips through October 31, 2015, and, subject to further legal developments, expects to add to such reserve quarterly based on appropriate sales data.

No additional reserve has been taken with respect to the issues to be considered in the partial new trial on remand to the U.S. District Court because the Company believes there is no legal basis for imposing U.S. patent infringement damages on sales of chips that do not enter the U.S. and the Company intends to vigorously contest any claims to the contrary.

The Company has indemnity obligations to sureties under two surety bonds in connection with the litigation with CMU: (1) one bond which is secured by the Company’s campus located in Santa Clara, California, which bond was in the initial amount of $216 million and is subject to commitments by such sureties to issue up to an additional $95M in bonding under certain conditions, and (2) one bond in the aggregate amount of $1.54 billion (the “Primary Bond”). As previously reported, the Primary Bond has been unsecured and supported by a Bond –Specific Indemnity Agreement pursuant to which the sureties are allowed to demand that Marvell provide collateral to secure its obligations. In light of the current status of the CMU litigation, the Company is in discussions with a representative of the sureties under the Primary Bond which the Company anticipates may result in a restricted cash arrangement for approximately $300 million to support the Company’s indemnity obligations to such sureties under the Primary Bond.

Other Matters:

The Board of Directors has engaged an international executive search firm to conduct a search for additional independent Board members and with another firm to conduct a search for a permanent Chief Financial Officer. Mr. David Eichler has been appointed as Interim Chief Financial Officer since October 15, 2015 as previously announced.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of share-based compensation expense, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, litigation settlement, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of share-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: its use of non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,”

“will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others: the timing and outcome of the Audit Committee’s investigation and the findings and recommendations of the Audit Committee, actions that may be taken by Marvell as a result of the Audit Committee’s investigation, adverse impact of litigation or regulatory activities, Marvell’s ability to add additional directors, hire a permanent Chief Financial Officer and to engage a new independent public accounting firm in a timely manner, Marvell’s ability to regain compliance with its SEC reporting obligations within the time of any exemption granted by NASDAQ, Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s reliance on the hard disk drive and mobile and wireless markets, which are highly cyclical and intensely competitive; costs and liabilities relating to current and future litigation; Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; uncertainty in the worldwide economic conditions; risks associated with manufacturing and selling a majority of Marvell’s products and Marvell’s customers’ products outside of the United States; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Quarterly Report on Form 10-Q for the second and third quarters of fiscal 2016, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the year ended January 31, 2015 and its latest Quarterly Report on Form 10-Q for the quarter ended May 2, 2015 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell, the M logo, ARMADA, Avastar and Kinoma are registered trademarks of Marvell and/or its affiliates. Other names and brands may be claimed as the property of others.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31,	August 1,	November 1,	October 31,	November 1,
	2015 (a)	2015 (a)(b)	2014	2015 (a)	2014
	(Preliminary)		(Preliminary)
Net revenue	$674,056	$711,326	$930,136	$2,109,670	$2,849,511
Cost of goods sold	382,386	763,370	454,974	1,496,909	1,426,575

Gross profit (loss)	291,670	(52,044)	475,162	612,761	1,422,936
Operating expenses:
Research and development	284,309	296,160	288,435	860,583	878,562
Selling and marketing	32,481	30,841	34,410	99,496	106,717
General and administrative	34,731	36,033	33,473	111,791	95,379
Amortization and write-off of acquired intangible assets	2,848	2,568	3,304	7,984	13,297

Total operating expenses	354,369	365,602	359,622	1,079,854	1,093,955

Operating income (loss)	(62,699)	(417,646)	115,540	(467,093)	328,981
Interest and other income, net	4,645	6,790	4,764	16,602	18,952

Income (loss) before income taxes	(58,054)	(410,856)	120,304	(450,491)	347,933
Provision (benefit) for income taxes	3,684	(7,817)	5,000	196	(5,720)

Net income (loss)	$(61,738)	$(403,039)	$115,304	$(450,687)	$353,653

Basic net income (loss) per share	$(0.12)	$(0.78)	$0.22	$(0.88)	$0.69

Diluted net income (loss) per share	$(0.12)	$(0.78)	$0.22	$(0.88)	$0.68

Shares used in computing basic earnings (loss) per share	504,831	516,368	513,859	512,476	510,261
Shares used in computing diluted earnings (loss) per share	504,831	516,368	519,907	512,476	520,309

(a)	The condensed consolidated financial statements for the three and nine months ended October 31, 2015, and the three months ended August 1, 2015 are preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q for the corresponding periods. The filing of each respective Form 10-Q will be completed as soon as practicable after the completion of the independent investigation by the Audit Committee of certain accounting and internal control matters in the second quarter of fiscal 2016, the appointment of an independent registered public accounting firm and the completion of review procedures by such firm. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.
(b)	The condensed consolidated financial statements for the three months ended August 1, 2015, for which the Company previously reported preliminary financial results on September 11, 2015, have been adjusted due to the delayed filing of its Form 10-Q for the second quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of August 1, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after September 11, 2015 include a $13.9 million write down of inventory primarily associated with certain products for the mobile platform business that the Company announced it was restructuring, a $1.2 million charge related to litigation, a $0.9 million impairment on equipment held for sale, an adjustment of $1.1 million to cost of goods sold and corresponding change to the income tax benefit from $11.4 million to $7.8 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Forms 10-Q. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	October 31,	Janaury 31,
	2015 (a)	2015
	(Preliminary)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,303,752	$2,529,555
Accounts receivable, net	380,928	420,955
Inventories	279,359	308,162
Prepaid expenses and other current assets	71,454	85,368

Total current assets	3,035,493	3,344,040
Property and equipment, net	310,869	340,639
Long-term investments	10,182	10,226
Goodwill and acquired intangible assets, net	2,051,204	2,060,643
Other non-current assets	103,262	128,839

Total assets	$5,511,010	$5,884,387

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$236,675	$282,899
Accrued liabilities	663,573	286,357
Deferred income	58,086	68,120

Total current liabilities	958,334	637,376
Other non-current liabilities	76,280	100,922

Total liabilities	1,034,614	738,298

Shareholders’ equity:
Common stock	1,010	1,030
Additional paid-in capital	2,975,426	3,099,548
Accumulated other comprehensive income (loss)	(2,182)	308
Retained earnings	1,502,142	2,045,203

Total shareholders’ equity	4,476,396	5,146,089

Total liabilities and shareholders’ equity	$5,511,010	$5,884,387

(a)	The condensed consolidated balance sheet at October 31, 2015 is preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q for the corresponding period. The filing of the respective Form 10-Q will be completed as soon as practicable after the completion of the independent investigation by the Audit Committee of certain accounting and internal control matters in the second quarter of fiscal 2016, the appointment of an independent registered public accounting firm and the completion of review procedures by such firm. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015 (b)	2014	2015 (b)	2014
	(Preliminary)		(Preliminary)
Cash flows from operating activities:
Net income (loss)	$(61,738)	115,304	$(450,687)	$353,653
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,565	26,515	77,376	79,784
Share-based compensation	31,465	34,294	101,360	99,283
Amortization and write-off of acquired intangible assets	3,333	3,789	9,439	14,752
Other non-cash expense (income), net	2,983	(6,034)	7,081	(12,160)
Non-cash restructuring and other related charges	14,270	—	28,167	—
Excess tax benefits from share-based compensation	(2)	(2)	(27)	(78)
Changes in assets and liabilities:
Accounts receivable	36,793	40,214	40,027	10,055
Inventories	39,457	37,506	7,145	(8,793)
Prepaid expenses and other assets	6,303	18,536	14,266	(8,621)
Accounts payable	(55,693)	(70,749)	(43,735)	16,937
Accrued liabilities and other non-current liabilities	11,129	(24,997)	386,304	(22,035)
Accrued employee compensation	14,295	19,101	(14,636)	41,651
Deferred income	(1,566)	(12,053)	(10,034)	9,087

Net cash provided by operating activities	66,594	181,424	152,046	573,515
Cash flows from investing activities:
Purchases of available-for-sale securities	(353,465)	(448,526)	(919,830)	(784,296)
Sales and maturities of available-for-sale securities	356,409	205,685	826,199	578,095
Distribution from (investments in) privately-held companies	(130)	(260)	78	(701)
Proceeds from sale of an investment in a privately-held company	—	13,220	—	13,220
Purchases of technology licenses	(980)	(5,105)	(6,657)	(14,514)
Purchases of property and equipment	(9,041)	(16,661)	(33,361)	(48,615)
Purchase of equipment previously leased	—	—	(10,240)	—
Net proceeds from sale of equipment held for sale	10,007	—	10,007	—

Net cash provided by (used in) investing activities	2,800	(251,647)	(133,804)	(256,811)
Cash flows from financing activities:
Repurchase of common stock (a)	(65,291)	(43,774)	(260,875)	(43,774)
Proceeds from employee stock plans	2,174	2,934	59,348	71,308
Minimum tax withholding paid on behalf of employees for net share settlement	(869)	(663)	(23,876)	(25,586)
Dividend payments to shareholders	(30,270)	(30,867)	(92,374)	(91,859)
Payments on technology license obligations	(2,617)	(5,951)	(11,416)	(8,628)
Excess tax benefits from share-based compensation	2	2	27	78

Net cash used in financing activities	(96,871)	(78,319)	(329,166)	(98,461)

Net increase (decrease) in cash and cash equivalents	(27,477)	(148,542)	(310,924)	218,243

Cash and cash equivalents at beginning of period	927,530	1,332,535	1,210,977	965,750

Cash and cash equivalents at end of period	$900,053	$1,183,993	$900,053	$1,183,993

(a)	Marvell records all repurchases as well as investment purchases and sales, based on trade date in accordance with U.S. GAAP. Cash paid for repurchase of Marvell common shares includes a total of 3.7 million shares repurchased for $45.6 million in the third quarter of fiscal 2016, adjusted for the change in repurchases made within the final three days of the current and previous quarters that are accrued but not yet paid due to the standard settlement period that normally takes up to three days.
(b)	The condensed consolidated statement of cash flows for the three and nine months ended October 31, 2015 is preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q for the corresponding periods. The filing of the respective Form 10-Q will be completed as soon as practicable after the completion of the independent investigation by the Audit Committee of certain accounting and internal control matters in the second quarter of fiscal 2016, the appointment of an independent registered public accounting firm and the completion of review procedures by such firm. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31,	August 1,	November 1,	October 31,	November 1,
	2015 (e)	2015 (e)(f)	2014	2015 (e)	2014
	(Preliminary)			(Preliminary)
GAAP net income (loss)	$(61,738)	$(403,039)	$115,304	$(450,687)	$353,653
Share-based compensation	31,465	36,674	34,294	101,360	99,283
Restructuring and other related charges (a)	45,555	26,898	1,203	73,045	7,026
Amortization and write-off of acquired intangible assets	3,333	3,347	4,229	10,173	16,072
Litigation matters (b)	5,513	395,100	(2,398)	398,913	77
Other (c)	3,834	3,472	2,318	28,688	4,473

Non-GAAP net income	$27,962	$62,452	$154,950	$161,492	$480,584

GAAP weighted average shares - diluted	504,831	516,368	519,907	512,476	520,309
Non-GAAP adjustment	13,674	16,574	12,905	16,393	11,910

Non-GAAP weighted average shares diluted (d)	518,505	532,942	532,812	528,869	532,219

GAAP diluted net income (loss) per share	$(0.12)	$(0.78)	$0.22	$(0.88)	$0.68

Non-GAAP diluted net income per share	$0.05	$0.12	$0.29	$0.31	$0.90

GAAP gross profit (loss):	$291,670	$(52,044)	$475,162	$612,761	$1,422,936
Share-based compensation	2,495	2,012	1,934	6,054	5,966
Restructuring and other related charges (a)	10,285	13,898	—	24,183	—
Amortization of acquired intangible assets	485	779	925	2,189	2,775
Litigation matters (b)	5,513	383,040	(3,998)	386,853	(3,998)

Non-GAAP gross profit	$310,448	$347,685	$474,023	$1,032,040	$1,427,679

GAAP gross margin	43.3%	-7.3%	51.1%	29.0%	49.9%
Share-based compensation	0.4%	0.3%	0.2%	0.3%	0.2%
Restructuring and other related charges (a)	1.5%	2.0%	0.0%	1.2%	0.0%
Amortization of acquired intangible assets	0.1%	0.1%	0.1%	0.1%	0.1%
Litigation matters (b)	0.8%	53.8%	-0.4%	18.3%	-0.1%

Non-GAAP gross margin	46.1%	48.9%	51.0%	48.9%	50.1%

GAAP research and development:	$284,309	$296,160	$288,435	860,583	$878,562
Share-based compensation	(22,573)	(27,808)	(24,198)	(75,162)	(68,842)
Restructuring and other related charges (a)	(31,806)	(11,680)	(88)	(43,486)	(5,182)
Litigation matters (b)	—	(5,000)	—	(5,000)	—
Other (c)	(894)	(132)	—	(1,026)	—

Non-GAAP research and development	$229,036	$251,540	$264,149	$735,909	$804,538

GAAP selling and marketing:	$32,481	$30,841	$34,410	99,496	$106,717
Share-based compensation	(2,608)	(2,707)	(2,855)	(7,892)	(8,400)
Restructuring and other related charges (a)	(1,899)	—	—	(1,899)	—
Litigation matters (b)	—	—	(1,600)	—	(1,600)
Other (c)	(39)	—	—	(39)	—

Non-GAAP selling and marketing	$27,935	$28,134	$29,955	$89,666	$96,717

GAAP general and administrative:	$34,731	$36,033	$33,473	111,791	$95,379
Share-based compensation	(3,789)	(4,147)	(5,307)	(12,252)	(16,075)
Restructuring and other related charges (a)	(1,565)	(1,320)	(1,115)	(3,477)	(1,844)
Litigation matters (b)	—	(7,060)	—	(7,060)	(2,475)
Other (c)	(2,901)	(2,749)	(2,318)	(23,952)	(4,473)

Non-GAAP general and administrative	$26,476	$20,757	$24,733	$65,050	$70,512

GAAP provision (benefit) for income taxes	$3,684	$(7,817)	$5,000	$196	$(5,720)
Other (c)	—	(591)	—	(3,671)	—

Non-GAAP provision (benefit) for income taxes	$3,684	$(8,408)	$5,000	$(3,475)	$(5,720)

(a)	Restructuring and other related charges include costs that qualify under U.S. GAAP as restructuring costs and other incremental charges that are a direct result of restructuring. For the three months ended October 31, 2015, such other related charges include $6.2 million for the impairment of certain equipment (of which $2.2 million is in cost of goods sold) and an $8.1 million write down of inventory (in cost of goods sold) due to the restructuring of the mobile platform business. For the three months ended August 1, 2015, such other related charges included a $0.9 million impairment of equipment held for sale (in general and administrative) and a $13.9 million write down of inventory (in cost of goods sold) related to the restructuring of the mobile platform business. In addition, other related charges for all periods reported include operating expenses incurred for the maintenance of equipment held for sale.
(b)	Litigation matters represent accruals recognized by the Company under ASC Topic 450, “Contingencies,” in connection with the Carnegie Mellon University and certain other pending litigation.
(c)	Other costs included in general and administrative expenses for the nine months ended October 31, 2015 include authorization of a cash payment by the Board of Directors of $15.4 million to Dr. Sehat Sutardja, the Company’s Chief Executive Officer (“CEO”) (see “Note 15 - Subsequent Events” in the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for fiscal 2015). Other costs for all periods presented also includes costs primarily associated with the surety bond to appeal the Carnegie Mellon University judgment. Other costs included in the provision for income taxes for the nine ended October 31, 2015 include the corporate income tax effect of the $15.4 million cash payment to the Company’s CEO. Other costs included in the provision for income taxes also reflects the tax effect of restructuring costs in the three and six months ended August 1, 2015.
(d)	For purposes of calculating non-GAAP diluted net income per share in all periods presented, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of share-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements. The non-GAAP diluted weighted average shares outstanding for the three and nine months ended October 31, 2015, and the three months ended August 1, 2015 also include the effects from dilutive securities which were excluded from the GAAP diluted weighted average shares outstanding since their effect was antidilutive due to the GAAP net loss reported in each of the corresponding periods.
(e)	The condensed consolidated financial statements for the three and nine months ended October 31, 2015, and the three months ended August 1, 2015 are preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q for the corresponding periods. The filing of each respective Form 10-Q will be completed as soon as practicable after the completion of the independent investigation by the Audit Committee of certain accounting and internal control matters in the second quarter of fiscal 2016, the appointment of an independent registered public accounting firm and the completion of review procedures by such firm. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.
(f)	The condensed consolidated financial statements for the three months ended August 1, 2015, for which the Company previously reported preliminary financial results on September 11, 2015, have been adjusted due to the delayed filing of its Form 10-Q for the second quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of August 1, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after September 11, 2015 include a $13.9 million write down of inventory primarily associated with certain products for the mobile platform business that the Company announced it was restructuring, a $1.2 million charge related to litigation, a $0.9 million impairment on equipment held for sale, an adjustment of $1.1 million to cost of goods sold and corresponding change to the income tax benefit from $11.4 million to $7.8 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q. The final financial results reported for these periods may differ from the results reported in this release as a result of the Audit Committee’s ongoing investigation described under the heading “Audit Committee Investigation and Related Matters” and review procedures to be performed by an independent registered public accounting firm.